Exhibit 99.1


                               Loews Corporation
                    Unaudited Pro Forma Financial Information

  The following unaudited pro forma financial information presents Loews Corporation's (the "Company") pro forma unaudited Consolidated Condensed Balance sheet as of September 30, 2002 and the Company's pro forma unaudited Consolidated Condensed Statements of Operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002.

  On October 31, 2002, CNA Financial Corporation ("CNA"), a 90% owned subsidiary, completed the sale of the shares of CNA Re Management Company Limited and its wholly-owned subsidiary CNA Reinsurance Company Limited (collectively referred to hereinafter as CNA Re U.K.) to Tawa U.K. Limited. The sale includes business underwritten since inception by CNA Re U.K. except for certain risks retained by Continental Casualty Company ("CCC"), a wholly-owned subsidiary of CNA, as discussed below. This sale does not impact CNA Re's on-going U.S.-based operations.

  CNA Re U.K. was sold for $1, subject to adjustments that are primarily driven by certain operating results and changes in interest rates between January 1, 2002 and October 31, 2002, and realized foreign currency losses recognized by CNA Re U.K. prior to December 31, 2002. Due to the various components of the completion adjustments, which are initially prepared by the buyer, the final purchase price cannot yet be determined. However, based upon information currently available to CNA, management believes there will be a reduction in the previously recognized impairment loss, which will be reflected as a realized gain when the completion adjustments are finalized. The anticipated realized gain on sale is not reflected in the pro forma adjustments.

  Concurrent with the sale, several reinsurance agreements under which CCC provided retrocessional protection to CNA Re U.K. will be terminated. As part of the sale, CNA Re U.K.'s net exposure to all IGI Program liabilities, as described in note B2 below, will be ceded to CCC. Further, CCC will provide a $100 million stop loss reinsurance cover attaching at carried reserves on CNA Re U.K.'s 2001 underwriting year exposures for which CCC received premiums of $25 million.

  The pro forma adjustments are presented as if they had occurred, as of September 30, 2002, for the purposes of the pro forma unaudited Consolidated Condensed Balance Sheet, and as of the beginning of the respective period presented for the purposes of the pro forma unaudited Consolidated Condensed Statements of Operations.

  This pro forma unaudited financial information does not purport to represent what the Company's actual financial position and results of operations would have been had such events actually occurred on the aforementioned dates. The pro forma unaudited financial information also does not purport to serve as a forecast of the Company's financial position or results of operations for any future periods.

  The pro forma adjustments are based on currently available information and upon certain assumptions that management believes are reasonable in the circumstances. This pro forma financial information should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 2001 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the unaudited consolidated condensed financial statements as of September 30, 2002 and for the nine-month period then ended appearing in the Company's Quarterly Report on Form 10-Q for the quarter then ended.


Loews Corporation and Subsidiaries
Pro Forma Consolidated Condensed Balance Sheets (Unaudited)
------------------------------------------------------------------------------------------------
(In millions)                                       September 30, 2002
                         -----------------------------------------------------------------------
                                                  Pro Forma Adjustments
                                                   Decrease (Increase)
                                     ------------------------------------------
                                      CNA RE U.K.
                         Historical      (A)           Other (B)      Notes          Pro Forma
                         -----------------------------------------------------------------------
Assets:

Investments and cash  .  $ 42,998.9  $ 1,115.8          $ 286.1  (B1),(B2),(B3)       $41,597.0
Receivables-net . . . .    18,416.7    1,330.2            (76.8) (B2)                  17,163.3
Other assets  . . . . .     8,398.6       27.7                                          8,370.9
Deferred acquisition
 costs of insurance
 subsidiaries . . . . .     2,547.8        0.9                                          2,546.9
Separate account
 business . . . . . . .     3,147.3                                                     3,147.3
                         -----------------------------------------------------------------------
     Total assets . . .  $ 75,509.3  $ 2,474.6          $ 209.3                       $72,825.4
                         =======================================================================

Liabilities and Shareholders' Equity:

Insurance reserves  . .  $ 42,580.1  $ 2,179.3          $ 307.5  (B1),(B2)            $40,093.3
Long-term debt, less
 unamortized discount       5,914.9                                                     5,914.9
Reinsurance balances
 payable  . . . . . . .     3,031.9      104.2            (34.6) (B2)                   2,962.3
Other liabilities . . .     7,836.8      191.1            (63.6) (B1),(B2),(B3)         7,709.3
Separate account
 business . . . . . . .     3,147.3                                                     3,147.3
                         -----------------------------------------------------------------------
     Total liabilities     62,511.0    2,474.6            209.3                        59,827.1
Minority interest . . .     1,891.3                         3.0  (G)                    1,888.3
Shareholders' equity  .    11,107.0                        (3.0) (G)                   11,110.0
                         -----------------------------------------------------------------------
     Total liabilities
      and shareholders'
      equity  . . . . .  $ 75,509.3  $ 2,474.6          $ 209.3                       $72,825.4
                         =======================================================================




Loews Corporation and Subsidiaries
Consolidated Condensed Statements of Operations (Unaudited)
------------------------------------------------------------------------------------------------
(In millions)                                          Year Ended December 31, 2001
                                     -----------------------------------------------------------
                                                         Pro Forma Adjustments
                                                          Decrease (Increase)
                                                    --------------------------------
                                      Restated
                                     Historical(C)     CNA RE U.K. (D)  Other (E)(G)   Pro Forma
                                     -----------------------------------------------------------
Revenues:
  Insurance premiums  . . . . .      $ 9,285.1      $   223.4                        $  9,061.7
  Investment income, net of
   expenses . . . . . . . . . .        2,103.8           58.9             $  15.0       2,029.9
  Investment gains (losses) . .        1,390.4           (2.8)                          1,393.2
  Manufactured products                4,584.1                                          4,584.1
  Other . . . . . . . . . . . .        1,933.0            0.2                           1,932.8
                                     -----------------------------------------------------------
     Total  . . . . . . . . . .       19,296.4          279.7                15.0      19,001.7
                                     -----------------------------------------------------------
Expenses:
  Insurance claims and
   policyholders' benefits  . .       11,279.4          466.8                          10,812.6
  Amortization of deferred
   acquisition costs  . . . . .        1,803.9           63.1                           1,740.8
  Cost of manufactured
   products sold  . . . . . . .        2,237.1                                          2,237.1
  Other operating expenses  . .        4,218.7           50.5                           4,168.2
  Restructuring and other
   related charges  . . . . . .          251.0            6.0                             245.0
  Interest  . . . . . . . . . .          332.0                                            332.0
                                     -----------------------------------------------------------
     Total  . . . . . . . . . .       20,122.1          586.4                          19,535.7
                                     -----------------------------------------------------------
                                       (825.7)         (306.7)               15.0        (534.0)
                                     -----------------------------------------------------------
  Income tax expense
   (benefit)  . . . . . . . . .        (177.2)           67.2                 5.0        (249.4)
  Minority interest . . . . . .        (103.1)                              (45.5)        (57.6)
                                     -----------------------------------------------------------
     Total  . . . . . . . . . .        (280.3)           67.2               (40.5)       (307.0)
                                     -----------------------------------------------------------
Loss from continuing operations      $ (545.4)      $  (373.9)            $  55.5    $   (227.0)
                                     ===========================================================

Basic and diluted loss from
 continuing operations
 per Loews common share . . . .      $  (2.79)                                       $    (1.16)
                                     ========                                        ===========
Weighted average number of
 shares outstanding Loews
 Common Stock . . . . . . . . .        195.33                                            195.33
                                     ========                                        ===========



Loews Corporation and Subsidiaries
Pro Forma Consolidated Condensed Statements of Operations (Unaudited)
------------------------------------------------------------------------------------------------
(In millions, except per share data)
                                                   Nine Months Ended September 30, 2002
                                     -----------------------------------------------------------
                                                          Pro Forma Adjustments
                                                           Decrease (Increase)
                                                    --------------------------------
                                      Historical     CNA RE U.K. (D)    Other (F)(G)   Pro Forma
                                     -----------------------------------------------------------
Revenues:
  Insurance premiums  . . . . .      $ 7,922.9      $    13.2                        $  7,909.7
  Investment income, net of
   expenses . . . . . . . . . .        1,399.7           32.4             $   7.0       1,360.3
  Investment gains (losses) . .         (145.0)          11.1                            (156.1)
  Manufactured products . . . .        3,076.4                                          3,076.4
  Other . . . . . . . . . . . .        1,258.5                                          1,258.5
                                     -----------------------------------------------------------
     Total  . . . . . . . . . .       13,512.5           56.7                 7.0      13,448.8
                                     -----------------------------------------------------------
Expenses:
  Insurance claims and
   policyholders' benefits  . .        6,542.4           15.0                           6,527.4
  Amortization of deferred
   acquisition costs  . . . . .        1,349.9            4.9                           1,345.0
  Cost of manufactured products
   sold . . . . . . . . . . . .        1,760.0                                          1,760.0
  Other operating expenses  . .        2,388.9           11.9                           2,377.0
  Interest  . . . . . . . . . .          231.8                                            231.8
                                     -----------------------------------------------------------
     Total  . . . . . . . . . .       12,273.0           31.8                          12,241.2
                                     -----------------------------------------------------------
                                       1,239.5           24.9                 7.0       1,207.6
                                     -----------------------------------------------------------
  Income tax expense (benefit)           453.6            1.0                 3.0         449.6
  Minority interest . . . . . .           59.7                                3.0          56.7
                                     -----------------------------------------------------------
     Total  . . . . . . . . . .          513.3            1.0                 6.0         506.3
                                     -----------------------------------------------------------
Income from continuing
 operations . . . . . . . . . .      $   726.2      $    23.9             $   1.0    $    701.3
                                     ===========================================================

Income from continuing
 operations attributable to:
  Loews Common Stock  . . . . .      $   622.4      $    23.9             $   1.0    $    597.5
  Carolina Group Stock  . . . .          103.8                                            103.8
                                     -----------------------------------------------------------
                                     $   726.2      $    23.9             $   1.0    $    701.3
                                     ===========================================================

Basic and diluted income
 from continuing operations
 per common share:
  Loews common share  . . . . .      $    3.30                                       $     3.17
                                     =========                                       ===========
  Carolina Group common share .      $    2.58                                       $     2.58
                                     =========                                       ===========

Weighted average number of
 shares outstanding:
  Loews Common Stock  . . . . .         188.31                                           188.31
                                     =========                                       ===========
  Carolina Group Stock  . . . .          40.23                                            40.23
                                     =========                                       ===========

   Notes To Unaudited Pro Forma Consolidated Condensed Financial Statements


[A] This column of pro forma adjustments represents the balance sheet of CNA Re U.K. as included in the Company's Consolidated Condensed Balance Sheet as of September 30, 2002 as reported.

[B] This column of pro forma adjustments includes the transfer of certain assets and liabilities between CNA Re U.K. and its parent, CCC, arising from several concurrent completion transactions as more fully described below.

[B1] Represents the impact of the termination of four intercompany reinsurance agreements under which CNA Re U.K. ceded losses to CCC. These terminations result in a transfer of insurance reserves of $337.0 million and cash of $262.0 million from CCC to CNA Re U.K.

[B2] In 1997, CNA Re U.K. entered into an arrangement with IOA Global, Ltd. ("IOA"), an independent managing general agent based in Philadelphia, Pennsylvania, to develop and manage a book of accident and health coverages. Pursuant to this arrangement, IGI Underwriting Agencies, Ltd. ("IGI"), a personal accident reinsurance managing general underwriter, was appointed to underwrite and market the book under the supervision of IOA. Between April 1, 1997 and December 1, 1999, IGI underwrote a number of reinsurance arrangements with respect to personal accident insurance worldwide (the "IGI Program").

This pro forma adjustment reflects the retrocession to CCC of CNA Re U.K.'s remaining net exposure relating to the IGI Program. This retrocession includes a transfer of insurance reserves of $29.0 million, receivables of $77.0 million, related liabilities of $35.0 million and cash of $2.0 million.

[B3] Represents the impact of other aspects of the transaction including estimated foreign currency losses and other estimated future completion adjustments, which decreases cash by $22.0 million and decreases other liabilities by $22.0 million.

[C] The Company's Consolidated Condensed Statement of Operations for the year ended December 31, 2001 is restated to reclassify the results of CNA Vida as discontinued operations.

[D] These columns of pro forma adjustments represent the results of operations of CNA Re U.K. as included in the Company's Consolidated Condensed Statements of Operations for the respective periods presented.

[E] This column of pro forma adjustments represents the estimated reduction of investment income assuming the cash related to CNA's completion transactions in pro forma note B, was transferred to CNA Re U.K. as of January 1, 2001. The estimated reduction of interest income totals $15.0 million, which is based on the approximate two-year U.S. Treasury yield of 5.0% as of January 1, 2001.

[F] This column of pro forma adjustments represents the estimated reduction of investment income assuming the cash related to CNA's completion transactions in pro forma note B, was transferred to CNA Re U.K. as of January 1, 2002. This estimated reduction of interest income totals $7.0 million, which is based on the approximate two-year U.S. Treasury yield of 3.0% as of January 1, 2002.

[G] Minority interest expense (benefit) related to the pro forma adjustments was $3.0 and $(45.5) for the nine months ended September 30, 2002 and year ended December 31, 2001, respectively.